Exhibit 4.3

CALCULATION AGENCY AGREEMENT

BETWEEN

PACIFIC GAS AND ELECTRIC COMPANY

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

FLOATING RATE FIRST MORTGAGE BONDS DUE 2022

THIS AGREEMENT is made as of June 19, 2020, between Pacific Gas and Electric Company, a California corporation, whose principal executive office is at 77 Beale Street, P.O. Box 770000, San Francisco, California 94117 (the “Corporation”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, whose designated corporate trust office is at 400 South Hope Street, Suite 500, Los Angeles, California 90071 (together with any successor, called the “Calculation Agent”).

W I T N E S S E T H :

WHEREAS, the Corporation has authorized the issuance of $500,000,000 aggregate principal amount of its Floating Rate First Mortgage Bonds due June 16, 2022 (the “Bonds”).

WHEREAS, the Corporation proposes to issue the Bonds under and pursuant to the terms of its Indenture of Mortgage, dated as of June 19, 2020 (the “Indenture”), between the Corporation and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of June 19, 2020 (the “Supplemental Indenture”) relating to the Bonds. Terms used but not defined herein shall have the meanings assigned to them in the Indenture, as supplemented by the Supplemental Indenture.

WHEREAS, the Bonds are to bear interest at a rate per annum to be determined quarterly as set forth in the Supplemental Indenture.

For the purpose of appointing an agent to calculate the Interest Rate applicable to the Bonds as specified and described in the Supplemental Indenture, the Corporation and The Bank of New York Mellon Trust Company, N.A. hereby agree as follows:

1.    Upon the terms and subject to the conditions contained herein, the Corporation hereby appoints the Calculation Agent as its calculation agent and the Calculation Agent hereby accepts such appointment as the Corporation’s agent for the purpose of calculating the interest rates on the Bonds in the manner and at the times provided in the Bonds and the Supplemental Indenture.

2.    On each interest determination date, the Calculation Agent shall determine the Interest Rate applicable to the Bonds for the relevant Interest Period, as provided for and contemplated by the Supplemental Indenture. The Calculation Agent shall notify the Corporation and the Trustee of such Interest Rate promptly after the determination thereof. The Calculation Agent shall perform such other actions and undertake such other duties of the Calculation Agent as are described in the Supplemental Indenture to be performed or undertaken by the Calculation Agent. All interest determinations and other actions and duties of the Calculation Agent that are described in the Supplemental Indenture are incorporated herein by reference. The Calculation Agent shall not be responsible for determining the maximum rate of interest on any Bonds permitted by applicable law.

3.    The Calculation Agent shall exercise due care to determine the interest rates on the Bonds and shall communicate the same to the Corporation, the Trustee, The Depository Trust Company and any paying agent identified by the Corporation in writing as soon as practicable after each determination. The Calculation Agent will, upon the request of the Holder of any Bond, provide the interest rate then in effect with respect to such Bond and, if determined, the interest rate with respect to such Bond which will become effective on the next Interest Payment Date. No amendment to the provisions of the Bonds relating to the duties or obligations of the Calculation Agent hereunder may become effective without the prior written consent of the Calculation Agent, which consent shall not be unreasonably withheld.

4.    The Calculation Agent accepts its obligations set forth herein, upon the terms and subject to the conditions hereof, including the following, to all of which the Corporation agrees:

(a) The Calculation Agent shall be entitled to such compensation as may be agreed upon with the Corporation for all services rendered by the Calculation Agent, and the Corporation shall pay such compensation and to reimburse the Calculation Agent for the reasonable out-of-pocket expenses (including attorneys’ and other professionals’ fees and expenses) incurred by it in connection with the services rendered by it hereunder upon receipt of such invoices as the Corporation shall reasonably require. The Corporation shall also indemnify the Calculation Agent for, and to hold it harmless against, any and all loss, liability, damage, claim or expense (including the costs and expenses of defending against any claim (regardless of who asserts such claim) of liability) incurred by the Calculation Agent that arises out of or in connection with its accepting appointment as, or acting as, Calculation Agent hereunder, except such as may result from the gross negligence, willful misconduct or bad faith of the Calculation Agent or any of its agents or employees. The Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Corporation for, or in respect of, any actions taken, omitted to be taken or suffered to be taken in good faith by the Calculation Agent in reliance upon (i) the opinion or advice of legal or other professional advisors satisfactory to it or (ii) written instructions from the Corporation. The Calculation Agent shall not be liable for any error resulting from the use of or reliance on a source of information used in good faith and with due care to calculate any interest rate hereunder. The provisions of this section shall survive the termination of this Agreement.

(b) In acting under this Agreement and in connection with the Bonds, the Calculation Agent is acting solely as agent of the Corporation and does not assume any obligations to or relationship of agency or trust for or with any of the owners or Holders of the Bonds.

(c) The Calculation Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken or anything suffered by it in reliance upon the terms of the Bonds, any notice, direction, certificate, affidavit, statement or other paper, document or communication reasonably believed by it to be genuine and to have been approved or signed by the proper party or parties.

(d) The Calculation Agent, its officers, directors, employees and shareholders may become the owners of, or acquire any interest in, any Bonds, with the same rights that it or they would have if it were not the Calculation Agent, and may engage or be interested in any financial or other transaction with the Corporation as freely as if it were not the Calculation Agent.

(e) Neither the Calculation Agent nor its officers, directors, employees, agents or attorneys shall be liable to the Corporation for any act or omission hereunder, or for any error of judgment made in good faith by it or them, except in the case of its or their gross negligence, willful misconduct or bad faith.

(f) The Calculation Agent may consult with counsel of its selection and the advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(g) The Calculation Agent shall be obligated to perform such duties and only such duties as are herein specifically set forth, including duties described in the Supplemental Indenture to be performed or undertaken by the Calculation Agent, as provided in Section 2 hereof, and no implied duties or obligations shall be read into this Agreement against the Calculation Agent.

(h) Unless herein otherwise specifically provided, any order, certificate, notice, request, direction or other communication from the Corporation made or given by it under any provision of this Agreement shall be sufficient if signed by any officer of the Corporation.

(i) The Calculation Agent may perform any duties hereunder either directly or by or through agents or attorneys, and the Calculation Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

(j) In no event shall the Calculation Agent be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Calculation Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(k) In no event shall the Calculation Agent be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services; it being understood that the Calculation Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(l) In no event shall the Calculation Agent be required to expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or power or otherwise incur any financial liability in the performance of its duties or the exercise of any of its rights or powers hereunder.

(m) The Corporation will provide to the Calculation Agent at least 30 days’ written notice of any proposed change to the Bonds in the form attached to the Supplemental Indenture that would affect the Calculation Agent’s duties and obligations under this Agreement. If in its good faith judgment, the Calculation Agent determines that such change would materially and adversely affect the Calculation Agent’s duties and obligations under this Agreement, the Calculation Agent may resign in accordance with Section 5(a) hereof.

5.    (a) The Calculation Agent may at any time resign by giving written notice to the Corporation of such intention on its part, specifying the date on which its desired resignation shall become effective; provided, however, that such date shall not be earlier than 30 days after the receipt of such notice by the Corporation, unless the Corporation agrees in writing to accept a shorter notice. The Calculation Agent may be removed at any time upon 30 days’ notice by the filing with it of any instrument in writing signed on behalf of the Corporation and specifying such removal and the date when it is intended to become effective. Such resignation or removal shall take effect upon the date of the appointment by the Corporation, as hereinafter provided, of a successor Calculation Agent. If within 30 days after notice of resignation or removal has been given, a successor Calculation Agent has not been appointed, the Calculation Agent may, at the expense of the Corporation, petition a court of competent jurisdiction to appoint a successor Calculation Agent. A successor Calculation Agent shall be appointed by the Corporation by an instrument in writing signed on behalf of the Corporation and the successor Calculation Agent. Upon the appointment of a successor Calculation Agent and acceptance by it of such appointment, the Calculation Agent so succeeded shall cease to be such

Calculation Agent hereunder. Upon its resignation or removal, the Calculation Agent shall be entitled to the payment by the Corporation of its compensation, if any is owed to it, for services rendered hereunder and to the reimbursement of all reasonable out-of-pocket expenses incurred in connection with the services rendered by it hereunder and to the payment of all other amounts owed to it hereunder.

(b)    Any successor Calculation Agent appointed hereunder shall execute and deliver to its predecessor and to the Corporation an instrument accepting such appointment hereunder, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as such Calculation Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obliged to transfer and deliver, and such successor Calculation Agent shall be entitled to receive, copies of any relevant records maintained by such predecessor Calculation Agent.

(c)    Any corporation into which the Calculation Agent may be merged, or any corporation with which the Calculation Agent may be consolidated, or any corporation resulting from any merger or consolidation or to which the Calculation Agent shall sell or otherwise transfer all or substantially all of its corporate trust assets or business shall, to the extent permitted by applicable law, be the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto. Notice of any such merger, consolidation or sale shall forthwith be given to the Corporation and the Trustee.

6.    Any notice required to be given hereunder shall be delivered in person, sent by letter or facsimile or communicated by telephone (subject, in the case of communication by telephone, to confirmation dispatched within twenty-four hours by letter or by facsimile), in the case of the Corporation, Pacific Gas and Electric Company, P.O. Box 770000, San Francisco, California 94177, telephone: (415) 973-1000, facsimile: (415) 973-6374, Attention: Treasurer, in the case of The Bank of New York Mellon Trust Company, N.A., to Corporate Trust Administration, 400 South Hope Street, Suite 500, Los Angeles, California 90071, telephone: (213) 630-6175, facsimile: (213) 630-6298 and, in the case of The Depository Trust Company, to Manager Announcements, Dividend Department, The Depository Trust Company, 55 Water Street - 25th Floor, New York, New York 10041, telephone: (212) 855-1000, facsimile: (212) 855-3726, or to any other address of which any party shall have notified the others in writing as herein provided. Any notice hereunder given by telephone, facsimile or letter shall be deemed to be received when in the ordinary course of transmission or post, as the case may be, it would be received.

The Calculation Agent agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Calculation Agent shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Corporation elects to give the Calculation Agent e-mail or facsimile instructions (or instructions by a similar electronic method) and the Calculation Agent in its discretion elects to act upon such instructions, the Calculation Agent’s understanding of such instructions shall be deemed controlling. The Calculation Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Calculation Agent’s reliance upon and compliance with such instructions prior to receipt of a subsequent written instruction. The Corporation agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Calculation Agent including without limitation the risk of the Calculation Agent acting on unauthorized instructions, and the risk or interception and misuse by third parties.

7.    This Agreement and the Calculation Agent’s appointment as Calculation Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of laws principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

8.    This Agreement may be executed by each of the parties hereto in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.

9.    In the event of any conflict relating to the rights or obligations of the Calculation Agent in connection with the calculation of the interest rates on the Bonds, the relevant terms of this Agreement shall govern such rights and obligations.

10.    EACH OF THE CORPORATION AND THE CALCULATION AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY. Any legal action or proceeding with respect to this Agreement shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdiction.

11.    The Calculation Agent, at the request of the Corporation, has determined, prior to the date of execution and delivery of this Agreement, the initial interest rate for the Bonds. In connection with such determination, the Calculation Agent shall be entitled to the same rights, protections, exculpations and immunities otherwise available to it under this Agreement.

12.    The recitals contained herein shall be taken as the statements of the Corporation and the Calculation Agent assumes no responsibility for their correctness.

13.    In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering and the Customer Identification

Program (“CIP”) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which the Calculation Agent must obtain, verify and record information that allows the Calculation Agent to identify customers (“Applicable Law”), the Calculation Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Calculation Agent. Accordingly, the Corporation agrees to provide to the Calculation Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Calculation Agent to comply with Applicable Law, including, but not limited to, information as to name, physical address, tax identification number and other information that will help the Calculation Agent to identify and verify the Corporation, such as organizational documents, certificates of good standing, licenses to do business or other pertinent identifying information. The Corporation understands and agrees that the Calculation Agent cannot determine the interest rates on the Bonds unless and until the Calculation Agent verifies the identity of the Corporation in accordance with its CIP.

14.    The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Notwithstanding anything contained elsewhere in this Agreement, Corporation consents to the disclosure of and authorizes BNY Mellon to disclose information regarding Corporation to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information, in connection with the Centralized Functions. In addition, the BNY Mellon Group may aggregate Corporation data with other data collected and/or calculated by the BNY Mellon Group and the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Corporation or Corporation’s data with Corporation. In addition, BNY Mellon may store the names and business addresses of Corporation’s employees on the systems or in the records of the BNY Mellon Group or its service providers for purposes of the Centralized Functions, and Corporation consents and is authorized to consent to such storage and confirms that the disclosure to and storage by the BNY Mellon Group of such information does not violate any relevant data protection legislation.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

PACIFIC GAS AND ELECTRIC COMPANY

By:	/s/ Margaret K. Becker
Name: Margaret K. Becker
Title: Senior Director and Treasurer

THE BANK OF NEW YORK MELLON, TRUST COMPANY, N.A. as Calculation Agent

By:	/s/ Lawrence M. Kusch
Name: Lawrence M. Kusch
Title: Vice President